NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	August 6, 2008

Phone: 419-891-6417

E-mail: gary_smith@andersonsinc.com

THE ANDERSONS, INC. REPORTS SECOND QUARTER RESULTS
Record Earnings Of $ 2.48 Per Diluted Share
The Plant Nutrient Group Leads Earnings Result

MAUMEE, OHIO, AUGUST 6, 2008—The Andersons, Inc. (Nasdaq: ANDE), today announced record second quarter net income of $45.6 million, or $2.48 per diluted share, on revenues of $1.1 billion. In the same three month period in 2007, the company reported net income of $25.5 million, or $1.40 per diluted share, on $634 million of revenues. For the first six months of 2008, the company’s net income was $53.4 million, or $2.91 per diluted share, on revenues of $1.8 billion. In the first half of 2007, The Andersons earned $34.7 million, or $1.90 per diluted share, on revenues of $1.0 billion.

The Grain & Ethanol Group’s record operating income of $20.0 million in the second quarter was significantly more than its year earlier result of $12.0 million. The grain business benefited from significantly improved margins on grain sales and the more than doubling of service fee income. The business, however, continues to be impacted by rising costs associated with higher grain prices. Specifically, interest expense increased more than $5.6 million in comparison to the prior period, and contract fair value adjustments were increased due to the increased risk of contract default associated with rising grain prices. Income from the ethanol joint ventures also grew during the most recent quarter. Second quarter income from the group’s investment in Lansing Trade Group was $5.1 million higher this year. Total second quarter revenues for the group were $696 million; this compares to total revenues of $324 million for the same period last year. While revenues for the group are higher, such amounts do not serve as good predictors of income or economic performance in a commodity based business. The Grain & Ethanol Group’s operating income through the first six months was $22.2 million in both 2008 and 2007. Total revenues through June 2008 and 2007 were $1.2 billion and $568 million, respectively.

The Rail Group’s operating income was $4.9 million in the second quarter on revenues of $43 million. Last year, the group reported $6.9 million of income and $42 million of revenues for the same three month period. The group recognized $1.1 million in gross margin from the sale of railcars and related leases during the quarter, however, in the second quarter last year it recognized gains of $4.1 million for similar sales. Gross profit from the leasing business was higher due to a higher utilization rate and growth in the size of the fleet. The group now has 23,840 cars and locomotives, which is 5 percent more than it had 12 months ago. The average utilization rate (the percentage of the fleet in service) for the quarter was 93.2 percent in comparison to 92.0 percent for the same period last year. The gross profit of the railcar repair business grew slightly during the second quarter due to the addition of a new repair shop in the second half of 2007. The group’s first half operating income this year was $11.3 million on $78 million of revenues. In 2007, operating income through June was $9.9 million and revenues were $68 million. Included in these results were gains on sales of railcars and related leases of $3.3 million and $5.0 million, respectively.

The Plant Nutrient Group achieved record operating income of $47.4 million during the second quarter of 2008 on revenues of $274 million. With these results, the group has had quarter income records for six consecutive quarters. The group reported a $17.1 million operating profit on $183 million of revenues in the second quarter of 2007. These exceptional earnings resulted from significant margin increases primarily resulting from inventory value appreciation stemming from its significant storage space and unprecedented escalation in basic nutrient prices. This escalation of plant nutrient prices, lower corn acres, and pre-season buying at the end of 2007 has led to a reduced sales volume when compared to last year. The group’s first half operating income this year was $54.9 million on $379 million of revenues. Last year, its operating income through the first six months was $17.5 million on revenues of $249 million The purchase of Douglass Fertilizer & Chemical Inc. that was completed last quarter has proven to be accretive to earnings, as expected. Yesterday, the group announced the purchase of three pelleted lime facilities in Ohio, Illinois and Nebraska. The acquisition allows the group to expand its value added product offering and further broaden its geographic territory.

The Turf & Specialty Group had operating income of $1.9 million in the second quarter this year on $36 million of revenues. Last year, the group reported $0.7 million of income on $30 million of revenues for the period. Turf products tonnage increased slightly from year to year, and gross profit per ton increased considerably, in spite of record high raw material prices this year, due to a larger percentage of sales coming from proprietary products such as Contec DG. Through the first half of 2008, the group’s operating income was $3.9 million on $76 million of revenues. Last year, its operating income was $2.5 million for the same period, and revenues were $67 million. The group, along with several partners, was recently awarded a $5.0 million grant by the state of Ohio for research and development expenses; this will be utilized to further develop technologically advanced and proprietary products.

The Retail Group reported revenues of $53 million for the second quarter of 2008, which is slightly below the $55 million in revenues reported for the same period in 2007. This sales decline is due to the overall decline in consumer spending. For the three month period, the group earned operating income of $3.4 million. In the comparable period last year, the group’s operating income was $3.6 million. Through six months the group has broken even on $86 million of revenues. Last year, operating income through June was $1.3 million and total revenues were $89 million. Margins have been reduced due to competitive sales pressure.

“Our second quarter and first half results are outstanding,” said President and Chief Executive Officer Mike Anderson. “Both our Plant Nutrient and Grain & Ethanol Groups contributed significantly to our income during the period. I want to extend special thanks to our Plant Nutrient Group team. The team has worked tirelessly to serve customers and optimize their inventory position, while simultaneously exploring multiple growth opportunities and integrating Douglass Fertilizer into their business. It was truly a team effort and to see their results is rewarding. We are also excited by the addition of the three pelleted lime facilities yesterday, as this acquisition, like Douglass Fertilizer, is consistent with our strategic goal of growing our business to a national footprint”

“Last week we revised our full year guidance to $5.00 — $5.40 per diluted share,” Mr. Anderson continued. “Our guidance was heavily influenced by the reported and expected performance of our Plant Nutrient Group. Numerous factors, however, will have a bearing on the full year outcome; basic nutrient prices, grain prices, timing of railcar sales, and the performance of our equity investments, which include the significant contributions of Lansing Trade Group and the ethanol production facilities.”

The company will host a webcast on Thursday, August 7, 2008 at 11:00 A.M. ET, to discuss its performance and full year outlook. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in 11 U.S. states and Puerto Rico, plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)
	June 30	December 31	June 30
(in thousands)	2008	2007	2007

Assets
Current assets:
Cash and cash equivalents	33,379	$22,300	$28,945
Restricted cash	3,664	3,726	3,756
Accounts receivable, net	194,243	106,257	138,451
Margin deposits, net	79,017	20,467	27,139
Inventories	406,839	502,904	215,925
Commodity derivative assets — current	493,571	205,956	47,634
Other current assets	40,430	43,281	26,307

Total current assets	1,251,143	904,891	488,157

Investments and other assets	156,005	137,518	106,477
Commodity derivative assets	84,297	29,458	27,169
Railcar assets leased to others (net)	152,879	153,235	146,567
Property, plant and equipment (net)	110,146	99,886	99,117
	$1,754,470	$1,324,988	$867,487

Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$432,500	$245,500	$77,000
Commodity derivative liabilities — current	160,611	122,488	39,481
Other current liabilities	350,796	359,224	215,196

Total current liabilities	943,907	727,212	331,677

Deferred items and other long-term liabilities	53,058	49,631	40,147
Commodity derivative liabilities	19,923	2,090	26,002
Long-term debt non-recourse	47,934	56,277	64,382
Long-term debt	281,496	133,195	87,150
Minority interest	12,471	12,219	13,120
Shareholders’ equity	395,681	344,364	305,009
	$1,754,470	$1,324,988	$867,487

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended		Six Months ended
	June 30		June 30
(in thousands, except for per share amounts)	2008	2007	2008	2007

Sales and merchandising revenues	$1,100,700	$634,214	$1,813,701	$1,040,717
Cost of sales and merchandising revenues	980,363	562,378	1,641,123	924,496

Gross profit	120,337	71,836	172,578	116,221

Operating, administrative and general expenses	49,109	40,196	88,695	77,947
Allowance for doubtful accounts receivable	864	411	2,569	644
Interest expense	8,521	4,190	17,643	9,212
Other income / gains:
Equity in earnings of affiliates	7,781	4,823	16,420	7,655
Other income, net	2,155	7,068	5,039	16,941
Minority interest in net (income) loss of subsidiary	682	433	(253)	516

Income before income taxes	72,461	39,363	84,877	53,530
Income taxes	26,835	13,875	31,428	18,803

Net income	$45,626	$25,488	$53,449	$34,727

Per common share:
Basic earnings	$2.53	$1.43	$2.96	$1.96

Diluted earnings	$2.48	$1.40	$2.91	$1.90

Dividends paid	$0.0775	$0.0475	$0.1550	$0.0950

Weighted average shares outstanding-basic	18,065	17,792	18,046	17,761

Weighted average shares outstanding-diluted	18,380	18,245	18,383	18,260

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended June 30, 2008
Revenues from external customers	$695,787	$42,941	$273,501	$35,915	$52,556	$—	$1,100,700

Gross Profit	29,195	9,100	58,396	7,266	16,380	—	120,337

Other income / Equity in earnings of affiliates	9,002	340	181	96	161	156	9,936

Operating income (loss)	19,994	4,874	47,369	1,882	3,360	(5,018)	72,461

Quarter ended June 30, 2007
Revenues from external customers	$323,580	$42,445	$182,908	$30,394	$54,887	$—	$634,214

Gross Profit	15,254	10,901	23,391	5,167	17,123	—	71,836

Other income / Equity in earnings of affiliates	8,361	431	300	133	158	2,508	11,891

Operating income (loss)	11,981	6,902	17,117	706	3,616	(959)	39,363

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Six months ended June 30, 2008
Revenues from external customers	$1,194,910	$77,952	$378,970	$75,576	$86,293	$—	$1,813,701

Gross Profit	40,574	20,251	72,074	14,192	25,487	—	172,578

Other income / Equity in earnings of affiliates	20,175	518	327	189	308	(58)	21,459

Operating income (loss)	22,227	11,300	54,909	3,882	(17)	(7,424)	84,877

Six months ended June 30, 2007
Revenues from external customers	$567,523	$68,361	$249,468	$66,698	$88,667	$—	$1,040,717

Gross Profit	30,674	18,530	28,816	11,238	26,963	—	116,221

Other income / Equity in earnings of affiliates	17,175	522	456	195	318	5,930	24,596

Operating income (loss)	22,151	9,910	17,548	2,506	1,329	86	53,530